UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 20, 2017 (March 14, 2017)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 S. Mangum Street, Suite 408, Durham, NC 27701

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

1. Line of Equity of up to $5,000,000

On March 14, 2017, MGT Capital Investments, Inc., a Delaware corporation (the “Company”) and L2 Capital, LLC (“L2 Capital”), a Kansas limited liability company, entered into an equity purchase agreement (the “Equity Purchase Agreement”), pursuant to which the Company shall issue and sell to L2 Capital from time to time up to five million dollars ($5,000,000.00) of the Company’s common stock (the “Common Stock”) that will be registered with the Securities and Exchange Commission (the “SEC”) under a registration statement on a form S-1. Pursuant to the Equity Purchase Agreement, the Company may require L2 Capital to purchase shares of Common Stock in a minimum amount of $25,000 and maximum of the lesser of (a) $1,000,000.00 or (b) 150% of the Average Daily Trading Value, upon the Company’s delivery of a Put Notice to L2 Capital. L2 Capital shall purchase such number of shares of Common Stock at a per share price that equals to the lowest closing bid price of the Common Stock during the Pricing Period multiplied by 90%. Before the expiration of the term of the Equity Purchase Agreement, the said Agreement shall terminate, subject to certain exceptions set forth therein, at any time by a written notice from the Company to L2 Capital.

In connection with the Equity Purchase Agreement, the Company has issued to L2 Capital an 8% convertible promissory note (the “Commitment Note”) in the principal amount of $160,000 in consideration of L2 Capital’s contractual commitment to the Equity Purchase Agreement. The Commitment Note matures six months after the Issue Date. All or part of the Commitment Note is convertible into the Common Stock of the Company upon the occurrence of any of the Events of Default at a Variable Conversion Price that equals to 75% of the lowest Trading Price for the Common Stock during a thirty-day Trading Day period immediately prior to the Conversion Date.

2. Convertible Promissory Notes and Warrants

On March 10, 2017, the Company and L2 Capital entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Company issued two 10% convertible notes (the “Convertible Notes”) in an aggregate principal amount of $1,000,000 with a 20% original issue discount, which was funded on March 14, 2017. The Company received gross proceeds of $392,500 (which represents the deduction of the 20% original discount and $7,500 for L2 Capital’s legal fees) in exchange for issuance of the first Convertible Note (the “First Note”) in the Principal Amount of $500,000. The First Note matures six months from the Issue Date and the accrued and unpaid interest at a rate of 10% per annum is due on such date. At any time on or after the occurrence of an Event of Default, the Holder of the First Note shall have the right to convert all or part of the unpaid and outstanding Principal Amount and the accrued and unpaid interest to shares of Common Stock at a Conversion Price that equals 65% multiplied by the lowest Trading Price for the Common Stock during a thirty-day Trading Day period immediately prior to the Conversion Date (the “Market Price”).

On the date stated immediately above, the Company received a L2 Capital Back End Note (“L2 Collateralized Note”) secured with the First Note for its issuance of the Second Note to L2 Capital. In accordance with the Second Note, the Company shall pay to the order of L2 Capital a Principal Amount of $500,000 and the accrued and unpaid interest at a rate of 10% per annum on the Maturity Date, which is eight months from the Issue Date. At any time on or after the occurrence of an Event of Default, the Holder of the Second Note shall have the right to convert all or part of the unpaid and outstanding Principal Amount and the accrued and unpaid interest into shares of Common Stock at a Conversion Price that equals to 65% multiplied by the Market Price. Pursuant to the L2 Collateralized Note, L2 Capital promises to pay the Company the Principal Amount of $500,000 (consisting $392,500 in cash, legal fees of $7,500 and an original issuance discount of $100,000) no later than November 10, 2017.

In connection with the issuance of the First Note and the Second Note, the Company also issued to L2 Capital Warrants to purchase up to 400,000 shares of Common Stock (the “Warrant Shares”) pursuant to the common stock purchase warrant (the “Common Stock Purchase Warrant”) executed by the Company. The Warrant shall be exercisable at a price of 110% multiplied by the closing bid price of the Common Stock on the Issuance Date (the “Exercise Price”), subject to adjustments and exercisable from the Issue Date until the five-year anniversary. At the time that the Second Note is funded by the Holder thereof in cash, then on such funding date, the Warrant Shares shall immediately and automatically be increased by the quotient (the “Second Warrant Shares”) of $375,000.00 divided by the lesser of (i) the Exercise Price and (ii) 110% multiplied by the closing bid price of the Common Stock on the funding date of the Second Note. With respect to the Second Warrant Shares, the Exercise Price hereunder shall be redefined to equal the lesser of (i) the Exercise Price and (ii) 110% multiplied by the closing bid price of the Common Stock on the funding date of the Second Note. L2 Capital may exercise the Warrant cashless unless the underlying shares of Common Stock have been registered with the SEC prior to the exercise.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 20, 2017

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd
Title:	President